IMPACT EXPLORATIONS INC.
                                 78 York Street
                             London W1H 1DP England
              Telephone +44 207 681 1620 Facsimile +44 207 681 1620
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                                                                  April 22, 2010

Mr. H. Roger Schwall, Assistant Director
U.S. Securities and Exchange Commission
Division of Corporate Finance
100 F Street, NE
Washington, D.C. 20549

Re: Impact Explorations Inc.
    Registration Statement on Form S-1
    Filed March 9, 2010
    File No. 333-165365

Dear Mr. Schwall,

In response to your comment letter dated April 6, 2010, we failed to include the following acknowledgments as requested:

     * The company is responsible for the adequacy and accuracy of the disclosure in the filing;

     * Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

     * The company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,


/s/ Jenny Brown
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Jenny Brown
President & Director